Exhibit 10.37

Chrysler Group LLC

Termination Allowance Plan Guidelines

Definitions

A.	Executive Employee (For purposes of this procedure only)

An Executive Roll Employee, Senior Professional or above, who is not covered by any layoff benefit plan or separation pay plan or severance pay plan financed by Chrysler Group LLC or its wholly-owned U.S. subsidiaries and who is not receiving remuneration in lieu thereof.

B.	Indefinite Layoff, No Work Available (Employment Transition code 30)

An involuntary separation from employment, initiated by the Company without prejudice because of an adjustment in work force or elimination of position when there is no other job in the Company in which the employee can be placed in the foreseeable future. This does not apply when the employee is replaced, except as provided in A.1. below.

C.	Reasonable Job Offer

A bona fide offer of work which is generally commensurate with the position from which the employee was laid off or otherwise separated. An offer of work is considered commensurate with the employee’s former position if it meets the criteria set forth in B. below.

D.	Continuous Service

For purposes of determining benefits under the Termination Allowance Plan, the total length of the latest period of unbroken service with the Company or any of its wholly-owned subsidiaries including time spent while on a leave of absence.

E.	Credited Service

The number of years and/or parts of years an employee may count toward becoming eligible for a pension, computed as indicated in the applicable Pension Plan.

F.	Break in Service

A break in service occurs when an employee is terminated, either voluntarily or involuntarily, for the reasons as listed in C.4. below.

G.	Base Salary

The base salary an employee is receiving on the effective date of separation, exclusive of any kind of additional compensation.

H.	Effective Date of Separation

For purposes of determining benefits under the Termination Allowance Plan, the later of the following dates, as applicable:

1.	The last day worked, or

2.	The date the employee is paid through (excluding vacation payment), or

3.	The date the employee makes himself or herself available for work upon return from an approved leave of absence, and is separated from employment.

I.	Year of Service

A year of service is completed when the employee works the Company’s last scheduled work day prior to the anniversary of his or her most recent date of hire.

A.     Eligibility

1.	A full-time executive employee (as defined in this procedure) who has a minimum of three (3) years continuous service as of the effective date of separation may be eligible to receive Termination Allowance, provided that he or she is:

a.	Indefinitely laid off (Employment Transaction Code 30/Action Reason Code 1NW) and not replaced, or

1.	If the employee is replaced by an employee with more corporate service, the replaced employee is eligible for Termination Allowance provided the reason for replacement is not poor performance.

2.	Cases involving the replacement of a senior employee who is performing satisfactorily by a junior employee must be referred to the Employee Relations Office, Finance and Planning Department, before any commitment regarding Termination Allowance is made.

NOTE: Employees separated between age 55 and 65 or before age 55 with 30 or more years of Credited Service and eligible for Termination Allowance must be counseled regarding possible retirement benefits. (See C. below.)

b.	Retired, without retirement benefits

NOTE: The term “retired” shall refer to termination of employment under circumstances which would render the employee eligible for a pension under a Company Pension Plan if he or she had the necessary years of Credited Service.

2.	An employee eligible for Termination Allowance who is recalled to a temporary job of less than 90 calendar days continues to be eligible for Termination Allowance upon the expiration of the temporary assignment. Benefits will be based upon his or her service upon layoff from the temporary job and the greater of his or her salary prior to or after his or her recall to the temporary job.

3.	An employee who is permanently and totally disabled and who has a minimum of 36 months Continuous Service may be granted Termination Allowance based upon Continuous Service up to the last day worked provided he or she:

a.	Has exhausted all benefits under the Disability Absence Plan, and

b.	Is not eligible for permanent and total disability benefits under the Company’s applicable Pension Plan because he or she does not have the years of Credited Service required to be eligible for such benefits, and

c.	Is not eligible to receive benefits under the Long Term Disability Plan or a permanent total disability benefit under the Group Insurance Program.

The Termination Allowance payment is paid in one lump sum and the granting of Termination Allowance in this situation constitutes a break in service effective as of the date of payment.

4.	Employees in the following categories are not eligible for benefits under this plan:

a.	Employees other than executive employees as defined in this procedure

b.	Employees with less than 36 months of Continuous Service

c.	Employees who resign or are discharged

d.	Part-time employees

e.	Employees who are currently receiving permanent total disability benefits under the applicable Pension Plan or the Group Insurance Program, Long Term Disability Plan benefits, or payments under the Disability Absence Plan

f.	Employees receiving retirement benefits from any retirement or pension plan to which the Company has contributed

g.	Employees who are replaced or terminated primarily because of poor performance

B.     Termination Allowance Payments

1.	General

a.	The payment of Termination Allowance to Executive employees is made in monthly installments equal to the employees’ base monthly salary.

b.	The payments are allocated to periods of time that start in accordance with the available options the employee may elect, as follows:

1.	Immediate Termination Allowance payments commence:

a.	With the first work day following the day for which any vacation pay is allocated, if the employee is eligible for vacation pay in addition to Termination Allowance, or

b.	At the beginning of the first full pay period following the effective date of separation

2.	Deferred Termination Allowance payments commence at the beginning of the first full pay period which follows both:

a.	receipt by the Company of the employee’s written application for Termination Allowance, and

b.	the last work day for which vacation pay is received or allocated or for which other compensation is received from the Company.

Payments are made at the end of each pay period as applicable.

The Company reserves the option to award the full amount of Termination Allowance in one payment, upon approval of the Human Resources Office.

The Company reserves the right to stop payments under this Plan if the statements on which a decision to grant Termination Allowance payments was made are found to be false.

2.	Determination of Amount of Termination Allowance

The total amount of Termination Allowance payment is based on the employee’s base salary and period of Continuous Service on the effective date of separation from employment, in accordance with the schedule for the Termination Allowance Plan for - Executive Employees as follows:

Continuous Service Before Effective Date of Separation	Termination Allowance Plan Benefit 100% of base salary (# of monthly payments)
Less than 3 years of service	0 months
3 but less than 4 years of service	1 month
4 but less than 5 years of service	2 months
5 but less than 10 years of service	3 months
10 but less than 15 years of service	6 months
15 but less than 20 years of service	9 months
20 or more years of service	12 months

The percentage amount of Termination Allowance an employee is eligible for is reduced by the percentage amount of any payment previously received since his or her most recent date of hire under the Termination Allowance, Severance Pay, Separation Pay plans or any other plan financed by the Company or any of its wholly-owned subsidiaries which provide benefits as a result of separation from employment.

The Company may deduct from Termination Allowance payments all amounts owed to it by the employee and all taxes to be withheld according to law or government regulations. No deductions are to be made for any other amounts which may have been deductible during the period of active employment.

Continuous Service which is accrued while on a leave of absence, except when employee was first on layoff status, will be included in determining the amount of Termination Allowance benefits.

i.	An employee who is laid off is subsequently granted a leave of absence and is again placed on layoff status at the expiration of the leave of absence, may be eligible for Termination Allowance payment. Any such eligibility is based upon his or her Continuous Service at the time of the original layoff and prior to such leave of absence (see .A., above).

ii.	When an employee who has been on an approved leave of absence reports back to work and there is no work available, he or she is considered an indefinite layoff as of the date he or she reported and was physically available for work.

3.	Limitation on total Termination Allowance

Termination Allowance payments cease when:

i.	The sum of the Termination Allowance monthly payments equals the maximum amount authorized in accordance with the schedule for the Termination Allowance Plan For Executive Employees. See attached schedule.

ii.	The employee becomes eligible (or would have become eligible had he or she duly applied to become a participant) under the Salaried Employees’ Retirement Plan or under any other plan toward which the Company contributes for Normal Retirement benefits or has been approved by the Company for Special Early Retirement.

iii.	The employee is reinstated or rehired.

iv.	The employee refuses a reasonable job offer or an interview for a reasonable job offer.

4.	Payment in Event of Death

If an employee dies while receiving Termination Allowance payments, the unpaid balance is payable to his or her estate in one payment. If the death occurs prior to the beginning of the first full pay period allocated to issuance of the initial Termination Allowance payment, no payment is made.

5.	Payment in the Event of Reinstatement or Rehire

Eligibility for Termination Allowance payment ceases when a separated employee who was eligible to receive or is receiving Termination Allowance is reinstated or rehired. The affected employee is advised by the plant Salary Administrator of this effect on his or her eligibility for Termination Allowance and if payments are being made, the employee receives his payment on a pro rata basis up to the date he/she was reinstated or rehired.

If a payment is made for a period which overlaps the reinstatement or rehire date, the pro rata amount of payment for the overlapping period is deducted from the employee’s salary or wages.

The plant Employment Department or Salary Administrator, as applicable, notifies affected departments of the reinstatement or rehire of the employee by contacting the Human Resources Office and through preparation of the Employment Status Notice, Form No. 84-751-8736.

Upon notification, the Human Resources Office informs the Payroll Department to stop payment if Termination Allowance payments are being made.

Upon receipt of notification of reinstatement, Corporate Payroll Department determines whether the employee is receiving Termination Allowance payments and if so, immediately withholds further payment.

The Human Resources Office advises the hiring plant, by memorandum, of the amount of Termination Allowance previously paid and instructs the plant to retain this information in the employee’s personnel file for reference.

6.	Payment in the Event of Refusal of a Reasonable Job Offer or Interview

Eligibility for Termination Allowance ceases as of the date a separated employee who was eligible to receive or is receiving payments refuses a reasonable job offer or an interview for a reasonable job offer. The affected employee is advised by the plant Salary Administrator of this effect of his eligibility for Termination Allowance.

If Termination Allowance payments are being made, the employee receives Termination Allowance on a pro rata basis up to the date he or she refused the job offer or interview. If payments are made for a period which overlaps the refusal of job offer or interview, an attempt is made to recover the overpayment.

For purposes of this guideline only, a job offer (including a job offer in connection with a transfer of the operation on which the employee is employed) will be considered reasonable if it meets the following conditions:

i.	The job is a regular, full-time position and pays 80 percent or more of the employee’s former base salary.

A reduction in salary band or change from the Executive to the Management or to the Professional-Administrative roll is usually not considered in determining a reasonable job offer.

ii.	The job is in the same labor market area as the job from which the employee was separated.

The stipulation of the labor market referred to above would not automatically render a job offer unreasonable. For example, if the type of work which the employee performed could require relocation as a normal occurrence in career development, a job offer outside the labor market may be reasonable if relocation outside the labor market area is necessary.

iii.	The job does not require an increase in overnight travel of more than 25 percent. However, in certain cases, the job offer may be considered reasonable even though the job requires an increase in overnight travel up to 50 percent above the former schedule.

iv.	The job offer is bona fide and is specific as to salary, grade, duties, location and is commensurate with the employee’s background, training and experience. A canvass of the laid off employee to determine if her or she might be interested in such a position does not constitute a job offer. The job offer is to be made directly to the laid off employee in an interview, letter, or by telephone from a person authorized to make such an offer.

Questions regarding the above or other aspects of a reasonable job offer (e.g., an offer of work which requires an individual to accept bargaining unit work when such individual has never before been employed in the bargaining unit) should be referred to the Human Resources Office, for final determination before any commitment is made to the employee.

When an employee refuses either to report for an interview or a reasonable job offer by his or her parent plant, or by a second corporate location, the appropriate local Salary Administrator prepares and distributes the Employment Status Notice. (See guideline Employment Status Notice.) Such refusal constitutes a break in service.

In each instance, the plant Salary Administrator at the employee’s parent plant immediately notifies the Human Resources Office which in turn notifies, in normal fashion, the appropriate Payroll Department to stop further payments of Termination Allowance, when applicable.

C.     Counseling Employees Who Are To Be Separated

When an employee is to be separated under conditions which may allow the payment of Termination Allowance, the employee’s department head (or other line executive) notifies and reviews with the local Salary Administrator the pending separation and the employee’s eligibility for Termination Allowance.

1.	Election of options under the Termination Allowance Plan.

Benefit rights and available options under the Election of Options Under The Termination Allowance Plan as listed on the Election of Options Under The Termination Allowance Plan, Form #84-710-9659 are explained to the employee in detail by the plant Salary Administrator.

The eligible employee may at the time of separation:

i.	Elect to receive immediate Termination Allowance payments commencing in accordance with B.

ii.	Elect to waive immediate receipt of Termination Allowance, but retain the right to receive Termination Allowance upon written request within one year of the effective date of separation.

iii.	Elect, if he or she has exercisable seniority or seniority rights contingent on a transfer by management, either of the following options, which, once elected, cannot be changed:

Elect to receive Termination Allowance either immediately or within one year. Under this option seniority terminates and he or she will be ineligible to receive SUB or separation pay under any such benefit plan applicable to bargaining unit employees.

Accept transfer to his former bargaining unit status, whether or not there is a job available, and retain recall rights in accordance with the provisions of the Union Agreement applicable and in effect at the time of transfer. If the employee elects this option, he or she is ineligible to receive payments under the provisions of the Termination Allowance Plan but may be eligible for SUB or separation pay benefits.

The employee indicates his or her election on the Election of Options Under the Termination Allowance Plan, Form #84-710-9659, which is then processed.

2.	Discussion of Reasonable Job Offer

During the employee interview and discussion of the Election of Options Form, the employee must be advised of the contents of the “Declaration of Employee” paragraph, which, as signed, is the employees declaration that he or she understands that a refusal to appear for a job interview will result in:

i.	Forfeiture of all rights to future payments under the Termination Allowance Plan,

ii.	Elimination of the Company’s responsibility to extend further job offers,

iii.	Breaking continuous service with the Company.

The employee should also be informed what constitutes a “reasonable job offer”, as defined, “a bona fide offer of work which is generally commensurate with the position from which the employee was laid off or otherwise separated. An offer of work is considered commensurate with the employee’s former position if it meets the criteria set forth in B.

3.	Discussion of Early Retirement

A laid off employee who is eligible for Termination Allowance and who is or will be eligible for early retirement benefits under any retirement plan toward which the Company makes contribution, is informed that he or she may receive Termination Allowance and, thereafter, if otherwise eligible, elect to receive:

i.	Early Retirement at Employee Option Benefits, or

ii.	Deferred Vested Retirement Benefits if continuous service is broken for any reason listed in C., below.

NOTE: An active employee who is scheduled to be indefinitely laid off between ages 55 and 65 with ten or more years of credited service shall be considered for Special Early Retirement under the Retirement Plans. Plant Salary Administrators should consult the appropriate benefit administrator. This type of retirement should be applied prior to layoff or illness to make the payment of Termination Allowance unnecessary. Under no circumstances will an employee be given the option to receive Termination Allowance or to retire under a Special Early Retirement under the Noncontributory Pension Plan, or under the Salaried Employees Retirement Plan.

4.	Effect of Termination Allowance payments on other plans and benefits status

The provisions of the Plan have no effect on any other benefit or incentive plan of the Company except as specified in sections B. and C.

Refusal of a reasonable offer or failure to report for an interview constitutes a break in service for all purposes.

The following also constitutes a break in service:

i.	Death

ii.	Discharge

iii.	Resignation

iv.	Retirement

v.	Permanent and total disability

vi.	Full receipt of severance pay

vii.	Acceptance of a Separation Payment under any Supplemental Unemployment or Income Protection Plan of the Company.

viii.	If laid off for a continuous period equal to the service the employee had acquired at the time of such layoff, or for three years, whichever is longer.

ix.	Failure to return to the Company for reinstatement from any type of layoff or leave of absence within the specified time limitation.

Notice to employees

i.	The employee being laid off is to be fully advised by his plant Personnel Department that:

a.	The Continuous Service of an employee being laid off under the Plan is broken at the earlier of:

1.	the date the employee refuses a reasonable offer or fails to report for an interview,

2.	the end of a period equal to the greater of three years or the length of Continuous Service at the time of layoff.

ii.	The employee retains all benefits that he or she would normally retain while on layoff status until Continuous Service is broken.

D.     Named Fiduciary

The Named Fiduciary under this Plan shall be the Employee Benefits Committee of the Company. all of the fiduciary responsibilities of the Company under this Plan are hereby allocated to the Employee Benefits Committee.

In carrying out the fiduciary responsibilities established under this Plan:

i.	The Named Fiduciary may designate persons to carry out the fiduciary responsibilities of the Named Fiduciary under this Plan.

ii.	Any designation as set forth above shall be put in writing.

iii.	Any person or group of persons may be designated to carry out more than one of the Named Fiduciary’s responsibilities under this Plan.

iv.	The Named Fiduciary or any person or group of persons designated by the Named Fiduciary as set forth above may employ one or more persons to render advice with regard to any responsibility that such named fiduciary or designated individual has under the Plan.

E.     Appeal Procedure

It it is determined that an employee is not eligible for Termination Allowance, or if an employee is paid Termination Allowance in an amount less that to which the employee feels he or she is entitled, he or she may appeal such denial or payment. The appeal must be in writing and contain all the facts relevant to such appeal.

i.	The appeal should be addressed to:

Chrysler Group LLC

Employee Benefits Committee

1000 Chrysler Drive

Auburn Hills, Michigan 48326-2766

ii.	and must be filed within sixty (60) days after the determination or payment.

The Employee Benefits Committee will thereafter issue a decision in writing which will be Considered final and binding on all parties concerned.

F.     Savings Clause

The Company reserves the right to modify, amend or terminate this Plan in whole or in part without notice.